Exhibit 10.1

[Marsh & McLennan Companies Letterhead]

October 3, 2011

M. Michele Burns
[Address]
[City, State Zip Code]

Subject:                      Terms of Employment

Dear Michele:

This letter agreement is intended to set forth the terms of your continued employment by Marsh & McLennan Companies, Inc. (“Marsh & McLennan Companies” or the “Company”).  The terms of this letter agreement are effective as of October 3, 2011.

1.	Term of Employment

Effective as of October 4, 2011, you will cease to be Chairman and Chief Executive Officer of Mercer Inc., and you will resign from all positions that you then hold with any member of the Affiliated Group (as described in Section 5(b)).  You agree to be available during the remainder of 2011 for advice and consultation on the transition of the Mercer organization.  Starting on October 5, 2011, because of your in-depth expertise and leadership on retirement issues, your assignment will be to design and develop a retirement policy center intended to serve as a catalyst for new ideas and perspectives on retirement and also to educate the public at large and key constituents on retirement public policy issues facing US companies and employees (the “Center”) and to identify and develop funding sources to support the Center’s research and policy initiatives.  The Company will not terminate your employment without “Cause”, as defined in the Senior Executive Severance Plan (as defined in Section 5), before February 28, 2013.  Your employment with the Company will terminate no later than February 28, 2013.

2.	Duties and Responsibilities

You will report to the Chief Executive Officer of the Company.  You will continue to devote all of your attention and time during working hours to the affairs and business of the Company and use your best efforts to perform the duties and responsibilities consistent with your position as outlined in Section 1 above.  You will not serve on any Company management committees or boards.  You may continue to serve on the boards of Cisco Systems, Inc., Wal-Mart Stores, Inc. and the Elton John AIDS Foundation, and you may serve on other corporate, civic or charitable boards or committees with the prior written consent of the Chief Executive Officer of the Company.

3.	Marsh & McLennan Companies Support of the Center

The name of the Center will be determined by you and the Company.  The legal establishment and organization of the Center will be your responsibility. The Center will ultimately be independent and thus neither branded nor structured as a Company entity.  Your principal work location while you perform your duties hereunder will be proposed by you and approved by the Company, which approval shall not be unreasonably withheld.  During the term of your employment hereunder, the Company will provide support in the form of office space for you, a workstation for an administrative assistant, basic office services, communications and legal support, and reasonable access to Marsh & McLennan Companies resources, principally from Mercer’s Washington Resource Group, to assist in developing the Center.  The Company will provide $650,000 of funding to the Center during 2012 and $1,500,000 of funding to the Center during 2013 (in addition to your compensation and benefits), and this funding will be used to cover costs associated with the Center.  The Company may provide financial support in 2014 and later years at the discretion of the Chief Executive Officer of the Company.

4.	Compensation and Benefits

Your compensation and benefits are as set forth below.

a.
Annual base salary:  You will continue to receive your current annual base salary of $900,000 through December 31, 2011.  Effective January 1, 2012, your annual base salary will be $850,000.  Annual base salary is payable in installments in accordance with the Company’s payroll procedures in effect from time to time.

b.	Vacation: You are entitled to 5 weeks of vacation annually, in accordance with our Company policy.

c.
Annual bonus:  You will be paid an annual bonus for 2011 performance equal to $1,537,500 (the “2011 Bonus”).  You will not be eligible for an annual bonus for 2012 performance or thereafter.  Except as provided in this paragraph, to qualify for the 2011 Bonus, you must remain continuously and actively employed by the Company through the date of the bonus payment.  The annual bonus shall be paid no later than March 15, 2012.  In the event of your termination of employment by the Company other than for “Cause”, as defined in the Senior Executive Severance Plan (as defined in Section 5), your Permanent Disability (as defined below) or death, the Company shall pay you (or your estate in the case of death) the 2011 Bonus to the extent not theretofore paid within 30 days following such event; provided that in the event of your termination of employment other than for Cause or your Permanent Disability, any such 2011 Bonus payment is conditioned upon, and subject to, your execution and delivery to the Company of the Waiver and Release Agreement as described in Section 7(a)(ii) and such Waiver and Release Agreement becoming irrevocable as provided therein.

As used in this letter agreement, “Permanent Disability” will be deemed to occur when it is determined (by Marsh & McLennan Companies’ disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.	Annual Long-Term Incentive Compensation: You are not eligible to receive any additional awards under the Marsh & McLennan Companies’ long-term incentive program.

e.
Benefit Programs:  You and your domestic partner and eligible family members are eligible for participation in employee benefit plans, policies and programs provided by the Company on such terms and conditions as are generally provided to similarly situated employees of the Company.  Please be aware that nothing in this letter agreement shall limit the Company’s ability to change, modify, cancel or amend any such policies or plans.  In addition, you will be eligible to participate in the Marsh & McLennan Companies Executive Financial Services Program, as in effect from time to time.

f.
Transition Support:  The Company will provide you with an office and administrative support through December 31, 2011.  The Company will reimburse you for reasonable business-related travel expenses incurred by you in the performance of your duties hereunder through and including December 31, 2011 in accordance with the Company’s written practices and policies.

5.	Termination of Employment

a.
In consideration of the payments and other benefits hereunder, when your employment terminates for any reason and at any time, you will not be eligible for any severance payments or benefits under any severance plan or arrangement sponsored by the Company, including but not limited to the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Senior Executive Severance Plan”).  Any equity-based awards that are outstanding at your termination of employment will be treated in accordance with their Terms and Conditions. If you terminate your employment with the Company, the Company shall have the right to discontinue further funding in support of the Center.

b.
Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group.  For purposes of this letter agreement, the term “Affiliated Group” means Marsh & McLennan Companies and any corporation, partnership, joint venture, limited liability company, or other entity in which Marsh & McLennan Companies has a 10% or greater direct or indirect interest.  You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

c.
During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding.  You agree, unless precluded by law, to promptly inform Marsh & McLennan Companies if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group.  In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor.  Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance.  Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy.  In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred.  The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.  The right to reimbursement under this Section 5(c) is not subject to liquidation or exchange for another benefit,

6.	Restrictive Covenants

You are subject to existing restrictions with respect to confidentiality, noncompetition or nonsolicitation under confidentiality, noncompetition, nonsolicitation, or other agreements.  Such restrictions, including specifically the restrictions and provisions included in Section 4 of the Employment Agreement, dated as of December 19, 2005 and effective as of March 1, 2006, between you and Marsh & McLennan Companies, as amended (the “Prior Agreement”) shall remain in full force and effect and, by your execution of this letter agreement, you hereby reaffirm and ratify such restrictions.

7.	Waiver and Release

The terms of this letter agreement are contingent upon (a) your execution and delivery to the Company of the Waiver and Release Agreement attached as Exhibit A within the time period described in the penultimate paragraph thereof following (i) your execution of this letter agreement and (ii) your termination of employment or Permanent Disability and (b) each such Waiver and Release Agreement becoming irrevocable as provided therein.

8.	Miscellaneous

a.
Notices.  Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery.  Notice to the Company shall be directed to:

Peter J. Beshar
Executive Vice President & General Counsel
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.

b.
Assignment of this Agreement.  This letter agreement is personal to you and shall not be assignable by you without the prior written consent of Marsh & McLennan Companies.  This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.  Marsh & McLennan Companies may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable.  If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to its business and/or assets as applicable.

c.
Merger of Terms.  Except as set forth in Section 6 above, this letter agreement supersedes all prior discussions and agreements between you and the Company with respect to the subject matters covered herein, including, without limitation, the Prior Agreement and the Letter Agreement, dated as of February 8, 2010 and effective as of March 31, 2010, between you and Marsh & McLennan Companies.

d.
Indemnification.  The Company shall indemnify you to the extent permitted by its bylaws with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group during the term of this letter agreement.

e.
Governing Law; Amendments.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.  This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of Marsh & McLennan Companies.

f.
Choice of Forum.  The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court.  The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

g.	Arbitration of Claims.
Except as specifically excluded below, you and the Company mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of your employment or its termination, that the Company may have against you or that you may have against any member of the Affiliated Group, their officers, directors, employees or agents, their benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or all successors and assigns of any of them.  You and the Company further agree that any claim submitted to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or member in any purported class, representative or consolidated proceeding.  The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section.

The following claims are specifically excluded from arbitration under this Section: claims under an employee benefit or pension plan that either specifies that its claims procedure shall culminate in an arbitration procedure different from this one or is underwritten by a commercial insurer which decides claims; an action by the Company or its subsidiaries or affiliates for temporary, preliminary or permanent injunctive relief to restrain a breach or threatened breach of any obligations referenced in Section 6 above; claims for workers’ compensation and unemployment compensation; an action for temporary equitable relief in aid of arbitration; claims that parties may not lawfully agree in advance to resolve by arbitration.  This Section does not prevent you from filing a charge with or communicating to a federal, state or local government office, official or agency; however, you may only seek individual monetary relief through arbitration under this letter agreement.

The arbitration shall be confidential and no details concerning the arbitration (including, but not limited to, allegations, claims and defenses raised, submissions and proceedings, and any resolution or written opinion) shall be disclosed or released to any third party without the specific written consent of the nondisclosing party, unless required by law or court order, as necessary to prosecute or defend the arbitration, or in connection with enforcement of any decision in such arbitration.  The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator.  Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the Arbitrator (as defined below) shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

The arbitration will be held under the auspices of Judicial Arbitration & Mediation Services (“J•A•M•S”).  The arbitration shall take place in the state and municipality of your primary work location with the Company.  The arbitration shall be held in accordance with the then-current Employment Arbitration Rules & Procedures of J•A•M•S, (currently available at http://www.jamsadr.com/rules-employment-arbitration), except as otherwise expressly provided herein.  The Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state of New York (the “Arbitrator”), selected pursuant to J•A•M•S rules.  The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose (which, as provided in Section 9(e) above shall be New York for claims arising out of the terms of this letter agreement), or federal law, or both, as applicable to the claim(s) asserted.  The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies.  The Federal Rules of Evidence shall apply.  The arbitration shall be final and binding upon the parties.

h.
Severability; Captions.  In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.  The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

i.	Section 409A.
The provisions of this paragraph will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year.  In furtherance of the objective of this paragraph, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions.  This paragraph does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement.

Furthermore and notwithstanding any provision of this letter agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

j.	Withholding Requirements. All amounts paid or provided to you under this letter agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

Please acknowledge your agreement with the terms of our agreement by signing and dating the enclosed copy of the letter agreement and Waiver and Release Agreement and returning them to me.

Sincerely,

/s/ Brian Duperreault

Brian Duperreault
President and Chief Executive Officer
Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ M. Michele Burns
(Signature)

 10/3/11___________
(Date)

EXHIBIT A
Waiver and Release Agreement

I, M. Michele Burns, in consideration of the terms and conditions in the Employment Letter dated October 3, 2011 (the “Letter”) which I acknowledge are sufficient consideration to support this Waiver and Release Agreement (“Agreement”), agree to accept the Letter in full resolution and satisfaction of, and hereby irrevocably and unconditionally release and forever discharge Marsh & McLennan Companies, Inc. (the “Company”), Mercer Inc., and their past and present, direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns and representatives, and all of its or their respective past and present benefit and severance plans, plan administrators, insurers, agents, shareholders, officers, directors, employees, attorneys and representatives, whether acting as agents or in individual capacities (collectively, the “Releasees”) with respect to any and all agreements, promises, rights, liabilities, claims and demands of any kind whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, that I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date I execute this Agreement, including, without limitation,

(i) any and all rights and claims arising out of or relating to my employment, compensation and benefits with the Company, and any change in position or status with the Company or any of its affiliates;

(ii) any and all rights under the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan and under any other severance pay plan of the Company, Mercer Inc., or any of the Releasees;

(iii) any and all rights or claims under any prior agreements between me and the Company or any of the Releasees (except as set forth in the Letter), including, without limitation, the Letter Agreement, dated as of February 8, 2010 and effective as of March 31, 2010, between me and Marsh & McLennan Companies, Inc. and the Employment Agreement, dated as of December 19, 2005 and effective as of March 1, 2006, between me and Marsh & McLennan Companies, Inc., as amended;

(v) fraud, whistleblower, public policy, defamation, disparagement and other personal injury and tort claims; and

(vi) claims under any federal, state or municipal employee benefit, wage payment, discrimination or fair employment practices law, statute or regulation (e.g., claims based on race, color, sex, religion, age, national origin, disability, sexual orientation, or veteran, marital or citizenship status) law, and claims for costs, expenses and attorneys’ fees with respect thereto, including, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Sarbanes-Oxley Act, and the Family and Medical Leave Act, as such laws have been or may be amended.

Nothing in this Agreement releases or diminishes any obligations under the Letter, which shall continue in full force and effect in accordance with its terms.  Nothing in this Agreement releases or diminishes any vested monies or other vested benefits to which I may be entitled from, under, or pursuant to any incentive, savings, stock, retirement or compensation plan of the Company or the Releasees, or my right, if any, to obtain contribution and/or indemnification, as permitted by applicable law and Company by-laws.  In addition, this Agreement does not release any claims that I cannot lawfully release, and does not prohibit me from filing a charge with any government administrative agency (such as the EEOC) as long as I do not personally seek reinstatement, damages, remedies or other relief as to any claim that I have released, any right to which I hereby waive.  Further, this Agreement is not intended to and does not affect any rights or claims I may have arising after the date that I execute this Agreement.

This Agreement shall inure to the benefit of and shall be binding upon and enforceable by each and all of the Releasees.

I acknowledge that:  before signing this Agreement and the Letter, I was given a period of twenty-one (21) days in which to review and consider them; I have, in fact, carefully reviewed this Agreement and the Letter; and that I am entering into the Agreement and the Letter  voluntarily and of my own free will.  Further, I am advised to consult with an attorney before signing this Agreement.  I acknowledge that, to the extent I wished to do so, I have consulted with Laura G. Thatcher, Alston & Bird LLP.  I represent, warrant and agree that, if I choose to execute this Agreement before the end of the 21-day period, I do so with the understanding that I am choosing not to exercise my right to take the full 21-day period to consider this Agreement and the Letter, that such early execution was not induced by fraud, misrepresentation or a threat to withdraw or alter the Letter prior to the expiration of the 21-day period, that such early execution was completely knowing and voluntary, and that I had reasonable and ample time in which to review this Agreement and the Letter with the advice of counsel.

I agree that, for a period of seven (7) days after I sign this Agreement, I have the right to revoke it by providing written notice to Peter J. Beshar, Executive Vice President & General Counsel, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, 25th Floor, New York, New York 10036.  For this revocation to be effective, written notice must be received by Mr. Beshar no later than the close of business on the eighth (8th) day after I sign this Agreement.  Notwithstanding anything contained herein to the contrary, this Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period.

Accepted and Agreed:

/s/ M. Michele Burns          10/3/11
M. Michele Burns                    (Date)